EXHIBIT 99.1

                                                          Contact: Paul V. Maier
                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

               JASON M. ARYEH ELECTED TO LIGAND BOARD OF DIRECTORS

San Diego, CA October 1, 2006---Ligand Pharmaceuticals Incorporated (NASDAQ:
LGND) (the "Company" or "Ligand") announced today that as it continues its ongoing strategic value maximization process, Jason M. Aryeh, Founder and General Partner of JALAA Equities, LP, a Ligand shareholder, has been elected to its board of directors.
         "We are pleased to welcome such an experienced Biotechnology and Specialty Pharmaceutical investment executive to our board," said Henry F. Blissenbach, Ligand's Chairman and Interim CEO. "Mr. Aryeh's efforts, experience, and industry contacts will enhance Ligand's ability to translate the strength of our diverse assets into shareholder value and we welcome his ongoing involvement."
         In addition to Mr. Aryeh's role as founder and General Partner of JALAA Equities, LLP, a private hedge fund focused on the Biotechnology and Specialty Pharmaceutical sector, Jason is active in a respected healthcare charity, serving as both a Special Advisor to the Cystic Fibrosis Foundation for Drug Discovery, and as Honorary Chairman of the New Mexico Chapter of the CFF. Mr. Aryeh earned a B.A. in economics (with honors) from Colgate University, and is a member of the Delta Epsilon Honor Society in Economics.
         Mr. Aryeh stated, "I am honored to represent shareholders on the board of a company that has an interest in such a deep stable of potential blockbuster, late-stage clinical compounds, partnered with four of the most respected major pharmaceutical companies. I, thus, look forward to working with Ligand's experienced board and

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dedicated employees to help the "new" Ligand restructure its business model to generate maximum shareholder value."
         Ligand's board now has eleven members, a majority of whom, including Mr. Aryeh, are independent directors under the NASDAQ Marketplace rules. ABOUT LIGAND Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to HTTP://WWW.LIGAND.COM.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to translating value building shareholder value, potential blockbuster compounds and the "new" Ligand. Actual events or results may differ from Ligand's expectations. For example, we may not be able to successfully develop our assets or increase shareholder value, compounds may not be approved for marketing or, if approved, successfully marketed; our planned restructuring may not be successful or may not lead to desired results. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission,

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available via the company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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